HECO Exhibit 10.4(f)

FIFTH AMENDMENT TO THE PURCHASE POWER CONTRACT FOR UNSCHEDULED ENERGY MADE AVAILABLE FROM A QUALIFYING FACILITY DATED MARCH 24, 1986 AS AMENDED

This FIFTH AMENDMENT TO THE PURCHASE POWER CONTRACT FOR UNSCHEDULED ENERGY MADE AVAILABLE FROM A QUALIFYING FACILITY DATED MARCH 24, 1986 AS AMENDED (“Fifth Amendment”) is made as of this 7th day of February, 2011 (“Execution Date”), by and between HAWAII ELECTRIC LIGHT COMPANY, INC. (“HELCO” or the “Company”), a Hawaii corporation with principal offices in Hilo, County of Hawaii, State of Hawaii, and PUNA GEOTHERMAL VENTURE (“PGV” or the “Seller”), a Hawaii general partnership, doing business in Honuaula, Puna, County of Hawaii, State of Hawaii (PGV and HELCO are collectively referred to as the “Parties” or individually as a “Party”).

W I T N E S S E T H :

WHEREAS, the Company is an operating electric public utility subject to the Hawaii Public Utilities Law (Hawaii Revised Statutes, Chapter 269) and the rules and regulations of the Hawaii Public Utilities Commission (the “PUC” or “Commission”);

WHEREAS, HELCO and Thermal Power Company, a California corporation (“TPC”), entered into (i) the Purchase Power Contract for Unscheduled Energy Made Available from a Qualifying Facility on March 24, 1986 (“Unscheduled Energy Contract”), approved by the Commission by Decision and Order No. 8692, filed on March 25, 1986, in Docket No. 5525; (ii) a side letter agreement, dated March 21, 1986, regarding the Unscheduled Energy Contract; (iii) an agreement, dated June 27, 1986, regarding Phase I work on interconnection facilities; and (iv) a letter agreement, dated January 9, 1987, regarding installation of line extension to Kapoho drillsite (collectively, the “TPC Agreements”);

WHEREAS, By Assignment, Conveyance and Bill of Sale, dated July 1, 1988, TPC assigned all of its right, title and interest in and to the TPC Agreements to AMOR VIII, a Delaware corporation;

WHEREAS, on July 28, 1989, HELCO, PGV, and AMOR VIII as assignor, entered into the Firm Capacity Amendment to Purchase Power Contract Dated March 24, 1986 (“Firm Capacity Amendment”), which amended the Unscheduled Energy Contract, and was approved by the PUC by Decision and Order No. 10519, filed on February 14, 1990, in Docket No. 6498.  In addition, the Firm Capacity Amendment assigned AMOR VIII interest in the Unscheduled Energy Contract to PGV;

WHEREAS, HELCO and PGV entered into the Amendment to Purchase Power Contract, As Amended (“Second Amendment”), which amended the Unscheduled Energy Contract and Firm Capacity Amendment;

WHEREAS, a number of issues arose between the Company and the Seller which they settled in a Settlement Agreement dated March 7, 1995 (“Settlement Agreement”);

WHEREAS, as part of the Settlement Agreement, the Company and the Seller entered into the Third Amendment to the Purchase Power Contract dated March 24, 1986, As Amended by The Firm Capacity Amendment dated July 28, 1989 (“Third Amendment”), on March 7, 1995, which was initially approved by the Commission in Interim Decision and Order No. 13876, filed on May 5, 1995, in Docket No. 95-0074 and finally approved by the Commission in Decision and Order No. 15036 filed on September 27, 1996;

WHEREAS, on February 12, 1996, the Company and the Seller entered into the Performance Agreement and Fourth Amendment to the Purchase Power Contract dated March 24, 1986, As Amended (“Performance Agreement”) under which PGV would sell to HELCO an additional five (5) megawatts (“MW”) of firm capacity (in addition to the twenty-five (25) MW it already provided for a total of thirty (30) MW of firm capacity).  The Performance Agreement was approved by the Commission by Decision and Order No. 14840, filed on August 2, 1996, in Docket No. 96-0042;

WHEREAS, HELCO and PGV have entered into a number of letters of understanding (“Letter Agreements”) clarifying some of the terms of the agreements previously entered into such as the adjustments to the Gross Domestic Product Implicit Price Deflator base value, and satisfaction of certain obligations under various agreements;

WHEREAS, HELCO and PGV entered into a Confirmation of Purchase Power Contract and Agreement (“Confirmation Agreement”) with SE Puna, L.L.C., and Union Bank of California, N.A. dated April 7, 2005, which, among other items, documented several ongoing agreements between the Parties with regard to a voluntary derating, the provision to HELCO of certain information on an annual basis, and priority and curtailment protocols during off-peak periods;

WHEREAS, pursuant to the Unscheduled Energy Contract as amended by the Firm Capacity Amendment, Second Amendment, Third Amendment, Performance Agreement, Letter Agreements and Confirmation Agreement (collectively referred to as the “Current PPA”), the Seller has a contract to provide through its existing geothermal electric generating plant facility (“Existing Facility”) firm capacity of thirty (30) MW on-peak and twenty-two (22) MW off-peak, and an additional five (5) MW off-peak on an as-available basis to the Company;

WHEREAS, the Seller desires to augment the energy produced by the Existing Facility by developing, constructing, owning and operating additional electrical generating equipment (“Expansion Facility”) that is separate from the Existing Facility which will provide to the Company an additional eight (8) MW of energy above the 30 MW presently provided under the Current PPA, and the Company desires to obtain such additional eight (8) MW of energy;

WHEREAS, the Seller further desires to be able to use the Expansion Facility to partially supplement, from time to time, some of the Seller’s obligations under the Current PPA and to meet certain other operational requirements to the Company;

WHEREAS, the Company is amenable to such use of the Expansion Facility provided that, among other items, (1) the rate paid for such energy from the Expansion Facility is delinked from the price of petroleum, and (2) the Company is provided remote dispatch control on the Existing Facility in the range of twenty-two (22) to thirty (30) MW;

WHEREAS, the Seller and the Company desire to enter into an arrangement under which (1) the Seller will provide an additional eight (8) MW of dispatchable firm capacity to the Company (for a total aggregated amount of thirty-eight (38) MW from the Existing Facility and Expansion Facility), (2) the Parties shall revise certain pricing provisions and other terms of the Current PPA, and (3) the Seller will meet certain operational requirements and dispatch rights to the Company (collectively the “PPA Transactions”);

WHEREAS, the PPA Transactions will be implemented through (1) this Fifth Amendment, and (2) a new purchase power agreement for the additional eight (8) MW of firm capacity (“New PPA”) that will be a separate agreement to be entered into by the Parties immediately after this Fifth Amendment;

WHEREAS, the Company’s willingness to enter into this Fifth Amendment and to purchase electricity at the rate set forth in this Fifth Amendment is based upon the expectation that the Company will recover capacity and energy payments made to the Seller through electric rates paid by its customers and adjusted to reflect changing purchased energy costs by means of a periodic rate adjustment mechanism such as the Energy Cost Adjustment Clause authorized by the Commission;

WHEREAS, the Company’s willingness to enter into this Fifth Amendment is based on the Seller’s assurances that the Seller can and will perform all of its obligations hereunder in a manner that will ensure no degradation in the quality of service provided to the Company’s customers because of the Seller’s construction, ownership, operation, and maintenance of the Existing Facility and the Expansion Facility or in any other manner;

WHEREAS, the Existing Facility and the Expansion Facility will continue to be throughout the term of this Fifth Amendment a qualifying, small power production facility under Subchapter 2 of the PUC’s Standards for Small Power Production and Cogeneration in the State of Hawaii, Chapter 74 of Title 6 of the Administrative Rules of the State of Hawaii, and/or a “non-fossil fuel producer” within the meaning of Section 269-27.2, Hawaii Revised Statutes; and

WHEREAS, the Seller is not, and will continue not to be throughout the term of this Fifth Amendment, an “Affiliated Interest” within the meaning of Section 269-19.5, Hawaii Revised Statutes.

NOW, THEREFORE, in consideration of these premises and of the mutual promises contained herein, the Parties agree as follows:

I. APPROVALS REQUIRED PRIOR TO EFFECTIVE DATE

A.        The Parties acknowledge and agree that this Fifth Amendment is subject to approval by the PUC and the Parties’ respective obligations hereunder are conditioned upon receipt of such approval, except as specifically provided otherwise herein. Upon execution of this Fifth Amendment, the Parties will use their best efforts, including without limitation, participation in any PUC proceeding at the request of the other Party, to obtain a final non-appealable appropriate decision and order satisfactory to the Company in its sole and absolute discretion (“PUC Approval Order”) that:

1.         approves this Fifth Amendment;

2.         finds that the purchased power costs (which costs include without limitation the capacity charge payments and energy charge payments) to be incurred by the Company as a result of this Fifth Amendment are reasonable;

3.         finds that the Company’s purchased power arrangements under this Fifth Amendment, pursuant to which the Company will purchase energy and Firm Capacity from the Seller, are prudent and in the public interest;

4.         approves, effective as of or prior to the date of the order, the inclusion of the purchased power costs (and applicable revenue taxes) and increases and decreases in the purchased power costs (and applicable revenue taxes) to be incurred by the Company pursuant to this Fifth Amendment in the Company’s Energy Cost Adjustment Clause and Firm Capacity Surcharge, and/or Purchased Power Adjustment Clause (if applicable), during the Term of the Fifth Amendment; and

5.         approves of the Company including the purchased power costs (and applicable revenue taxes) incurred by the Company pursuant to this Fifth Amendment, including capacity charge payments and energy charge payments, in the Company’s revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of the Company’s rates during the Term of this Fifth Amendment.

B.         The Company shall be responsible for submitting the application for PUC approval.  The Seller shall reimburse the Company for its documented, reasonable out-of-pocket legal, consulting and administrative costs incurred by the Company in the course of securing PUC approval of this Fifth Amendment.  These costs shall be paid thirty (30) days after the PUC Approval Date, to the extent then accrued, with any additional costs to be paid on or before the Commercial Operation Date as defined in and provided for in the New PPA, and for all of the Company’s costs associated thereto.  The Seller shall cooperate with the Company in any reasonable manner as requested by the Company to assist the Company in the application for PUC approval and the Seller shall be responsible for its costs in providing such cooperation and assistance.

C.        Notwithstanding anything in this Fifth Amendment to the contrary, in the event that the PUC denies the Company’s application to include all payments to the Seller hereunder in the Company’s Energy Cost Adjustment Clause pursuant to Rule 6-60-6, Standards For Electric and Gas Utility Service, Title 6, Chapter 60, of the Hawaii Administrative Rules, and the Company’s firm capacity surcharge pursuant to Section 269-27.2(d), Hawaii Revised Statutes, or in the Company’s base rates pursuant to Section 269-16(b), Hawaii Revised Statutes, then this Fifth Amendment, at the Company’s option and in the Company’s sole and absolute discretion, shall be null and void and of no further force and effect. The Company shall have thirty (30) days from the date that the PUC decision and order denying the Company’s application becomes final and non-appealable, to terminate this Fifth Amendment pursuant to this Section I.

D.        The term “Final Non-appealable Order from the PUC” means a PUC Approval Order (a) that is considered to be final by the Company, in its sole discretion, because the Company is satisfied that no party to the subject Public Utilities Commission proceeding intends to seek a change in such PUC Approval Order through motion or appeal, or (b) that is not subject to appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, because the period permitted for such an appeal (the “Appeal Period”) has passed without the filing of notice of such an appeal, or (c) that was affirmed on appeal to any Circuit Court of the State of Hawaii, Intermediate Court of Appeals of the State of Hawaii, or the Supreme Court of the State of Hawaii, or was affirmed upon further appeal or appellate process, and that is not subject to further appeal, because the jurisdictional time permitted for such an appeal and/or further appellate process such as a motion for reconsideration or an application for writ of certiorari has passed without the filing of notice of such an appeal or the filing for further appellate process.

E.         Notwithstanding any other provisions of this Fifth Amendment to the contrary, the Company’s obligations under this Fifth Amendment to purchase power and pay for such power delivered by the Seller, and any and all obligations of the Company which are ancillary to that purchase and that payment, are all contingent upon obtaining the Final Non-appealable Order from the PUC.

F.         Promptly after the issuance of a PUC Approval Order, the Company shall provide the Seller with a copy of such PUC Approval Order together with a written statement as to whether the conditions set forth in (i) Section I.A., above, and (ii) Section I.D(a) of the definition of Final Non-appealable Order from the PUC, have been satisfied.

G.        As used in this Fifth Amendment, the term “PUC Approval Date” shall be defined as the date of issuance of the PUC Approval Order if the Company provides the written statement referred to in Section I.F to the effect that the condition referred to in clause (a) of the definition of Final Non-appealable Order from the PUC has been satisfied or in the absence of such a written statement:

1.         If a PUC Approval Order is issued and is not made subject to a motion for reconsideration filed with the PUC or an appeal, the PUC Approval Date shall be the date one Day after the expiration of the Appeal Period permitted for filing of an appeal following the issuance of the PUC Approval Order.

2.         If the PUC Approval Order became subject to a motion for reconsideration, and the motion for reconsideration is denied or the PUC Approval Order is affirmed after reconsideration, and such order is not made subject to an appeal, the PUC Approval Date shall be deemed to be the date one Day after the expiration of the Appeal Period permitted for filing of an appeal following the order denying reconsideration of or affirming the PUC Approval Order.

3.         If the PUC Approval Order, or an order denying reconsideration of the PUC Approval Order or affirming approval of the PUC Approval Order after reconsideration, becomes subject to an appeal, then the PUC Approval Date shall be the date upon which the PUC Approval Order becomes a non-appealable order within the meaning of the definition of a Final Non-appealable Order from the PUC.

H.        As used in this Fifth Amendment, the following terms shall have the meaning as set forth below:

1.         Energy Cost Adjustment Clause - The Company’s cost recovery mechanism for fuel and purchased energy costs approved by the PUC in conformance with the Hawaii Administrative Rules §6-60-6 whereby the base electric energy rates charged to retail customers are adjusted to account for fluctuations in the costs of fuel and purchased energy, or such successor provision that may be established from time to time.

2.         Firm Capacity Surcharge – The cost recovery mechanism established by Hawaii Revised Statutes §269-27.2, that allows the Company to recover certain purchased power costs for nonfossil fuel generated electricity.

3.         Purchased Power Adjustment Clause – The Purchased Power Adjustment Clause proposed by the Company in Docket No. 2009-0164, provided that said clause has been approved by the PUC as proposed by the Company or as modified and provided that the Company is allowed to recover the additional purchased power costs (including the costs incurred as a result of the capacity charge and energy charge) incurred by the Company pursuant to this Fifth Amendment through said clause as approved by the PUC.

II. EFFECTIVE DATE/CONDITIONS PRECEDENT

A.       Effective Date.  The obligations of the Parties under Sections I and IV.D of this Fifth Amendment shall become effective on the Execution Date.  The remaining provisions of this Fifth Amendment (excluding Sections I and IV.D) shall not become effective until the PUC Approval Date (the “Effective Date”); provided, however, that if the PUC Approval Order is not obtained, then this Fifth Amendment shall be deemed to be null and void and of no further force and effect, effective as of the earliest of (i) the date that the Company declares this Fifth Amendment to be null and void pursuant to Section I.C, or (ii) the date that the New PPA is terminated pursuant to Section 2.2 of the New PPA, or (iii) the date of termination of this Fifth Amendment that is mutually agreed upon by the Parties.

B.       Conditions Precedent.  In addition to Section II.A., except for the obligations of the Parties under Section I and IV.D of this Fifth Amendment, in no event shall the Parties be obligated under this Fifth Amendment until the fulfillment of the following conditions:

1.          The Company obtains a Final Non-appealable Order from the PUC with respect to this Fifth Amendment;

2.          The Company obtains a Final Non-appealable Order from the PUC with respect to the New PPA;

3.          The occurrence of the Commercial Operation Date as defined in and provided for in the New PPA;  and

4.          Each Party shall have delivered or cause to be delivered to the other Party, such documents which may be reasonably required pursuant to this Fifth Amendment.

III. AMENDMENT OF THE CURRENT PPA

A.        Upon the fulfillment of the conditions precedent set forth in Section II above, the Current PPA shall be amended as follows:

1.         “Appendix D, POWER PURCHASES BY COMPANY (For 30 MW)” of the Current PPA is deleted in its entirety and replaced by a new appendix entitled “Appendix D, POWER PURCHASES BY THE COMPANY (For Thirty (30) Megawatts)” which is attached hereto as Exhibit A, and incorporated herein by reference.

2.         “Appendix F, Definitions” of the Current PPA is deleted in its entirety and replaced by a new appendix entitled “Appendix F, Definitions”, which is attached hereto as Exhibit B and incorporated herein by reference.

B.        Upon the fulfillment of the conditions precedent set forth in Section II.B. above and the amendment of the Current PPA as specified in Section III.A. above, the energy generated by the Expansion Facility may be applied to Seller’s obligations under the Current PPA to the extent allowed by the Current PPA as amended by this Fifth Amendment and the New PPA.  The ability of PGV to have the energy generated by the Expansion Facility apply to Seller’s obligations under the Current PPA (as amended by this Fifth Amendment) shall (1) not apply during any period in which the Seller is in breach or default under the New PPA, and (2) terminate upon the expiration or sooner termination of the term of the New PPA.

IV.  MISCELLANEOUS

A.        Modification or Amendment/Recovery of Payments.  No modification, amendment or waiver of all or any part of this Fifth Amendment shall be valid unless it is reduced to writing and signed by both Parties.  The Parties to this Fifth Amendment believe, and have entered this Fifth Amendment relying on the belief that, under and pursuant to PURPA and 18 C.F.R., Part 292, including, without limitation, 18 C.F.R. 292.304(b)(5) and (d)(2), after the PUC Order has become final and non-appealable:  (i) no adjustment in the payments to be paid to the Seller under the provisions of this Fifth Amendment is either appropriate or lawful; and (ii) that, also in light of the foregoing, it is neither appropriate nor lawful for the PUC or any successor entity to deny the Company the recovery of any or all amounts paid to the Seller pursuant to the terms of this Fifth Amendment.  Both Parties will extend commercially reasonable efforts to resist and appeal any PUC actions, decisions, or orders denying or having the effect of denying or otherwise preventing the Company from recovering any or all amounts paid to the Seller pursuant to the terms of the Fifth Amendment; provided that the Company shall reimburse the Seller for any and all reasonable out-of-pocket expenses incurred in assisting the Company in accordance with this Section IV.A.

B.        Metering.  The Metering Point of the Existing Facility is to be on the high side of the step up transformers at the Point of Interconnection.

C.        Authority. All action on the part of the Parties to authorize the execution, delivery and performance of this Fifth Amendment and the consummation of the transactions contemplated herein, shall have been duly and validly taken by each Party and this Fifth Amendment constitutes a valid and binding obligation of each Party.

D.        Confidential and Proprietary Information.  If and to the extent any information or documents furnished by one Party to the other under this Fifth Amendment are confidential or proprietary to the furnishing Party, the receiving Party shall treat the same as such and shall take reasonable steps to protect against the unauthorized use or disclosure of the same; provided, however, that such information and documents are conspicuously marked or otherwise clearly identified as confidential or proprietary when furnished; and provided further that this sentence shall not apply to (i) any information or documents which are in the public domain, known to the receiving Party prior to receipt from the other Party, or acquired from a third Party without a requirement for protection or (ii) any use or disclosure required by any law, rule, regulation, order or other requirement of any governmental authority having jurisdiction.  All other information and documents furnished under this Fifth Amendment shall be furnished on a non-confidential basis.

E.         Electric Service Supplied By the Company. This Fifth Amendment and the Current PPA do not provide for any electric services by the Company to the Seller.  If the Seller requires any electric services from the Company, the Seller shall receive such service in accordance with the Company’s tariff.

F.         Cross Default With New PPA.  A breach of or default under this Fifth Amendment shall constitute a breach of or default under the New PPA.

G.        Notices.  Except as otherwise specified in this Fifth Amendment, any notice, demand or request required or authorized by this Fifth Amendment to be given in writing to a Party shall be either personally delivered or mailed by registered or certified mail (return receipt requested) postage prepaid to such Party at the following address:

If to Seller:	PUNA GEOTHERMAL VENTURE
14-3860 Kapoho Pahoa Road
Pahoa, Hawaii 96778
ATTN: General Manager
FAX No.: (808) 965-7254

or

PUNA GEOTHERMAL VENTURE
P. O. Box 30
Pahoa, Hawaii 96778
ATTN: General Manager

If to the Company:	HAWAII ELECTRIC LIGHT COMPANY, INC.
1200 Kilauea Avenue
Hilo, Hawaii 96720-4295
ATTN: President
FAX No.: (808) 969-0100

The designation of such person and/or address may be changed at any time by either Party upon written notice given pursuant to the requirements of this Section IV.G.  A notice served by mail shall be effective upon receipt.

H.        Computation of Time.  In computing any period of time prescribed or allowed under this Fifth Amendment, the day of the act, event or default from which the designated period of time begins to run shall not be included.  If the last day of the period so computed is a Saturday, a Sunday, or a legal holiday in Hawaii, then the period shall run until the end of the next day which is not a Saturday, a Sunday, or a legal holiday in Hawaii.  When the period of time prescribed or allowed is less than seven (7) days, intermediate Saturdays, Sundays, and legal holidays shall be excluded in the computation.

I.          Continuing Effect.  To the extent not amended by this Fifth Amendment, the Current PPA shall remain in full force and effect.

J.         Defined Terms. Capitalized terms not otherwise defined in this Fifth Amendment shall have the meaning ascribed to them in the Current PPA.

K.        Entire Agreement.  This Fifth Amendment, including all attachments, and the Current PPA constitute the entire understanding between the Parties with respect to the subject matter herein, supersedes any and all previous understandings between the Parties, and bind and inure to the benefit of the Parties, their successors and assigns.  The Parties have entered into this Fifth Amendment in reliance upon the representations and mutual undertakings contained herein and not in reliance upon any oral or written representation or information provided to one Party by any representative of the other Party.

L.         Further Assurances.  If either Party determines in its reasonable discretion that any further instruments, assurances or other things are necessary or desirable to carry out the terms of this Fifth Amendment, the other Party will execute and deliver all such instruments and assurances and do all things reasonably necessary or desirable to carry out the terms of this Fifth Amendment.

M.       Severability.  After the requirements of Section II have been satisfied, if any term or provision of this Fifth Amendment or the application thereof to any person, entity or circumstance shall to any extent be invalid or unenforceable, the remainder of this Fifth Amendment, or the application of such term or provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Fifth Amendment shall be valid and enforceable to the fullest extent permitted by law.

N.        No Waiver.  The failure of either Party to enforce at any time any of the provisions of this Fifth Amendment, or to require at any time performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Fifth Amendment or any part hereof or the right of such Party thereafter to enforce every such provision.

O.        No Party Deemed Drafter.  No Party shall be deemed the drafter of this Fifth Amendment. If this Fifth Amendment is ever construed by a court of law, such court shall not construe this Fifth Amendment or any provision hereof against any Party as the drafter.

P.         Headings.  The paragraph headings of the various sections have been inserted in this Fifth Amendment as a matter of convenience for reference only and shall not modify, define or limit any of the terms or provisions hereof and shall not be used in the interpretation of any term or provision of this Fifth Amendment.

Q.        Governing Law and Interpretation.  Interpretation and performance of this Fifth Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of Hawaii, without regard to choice of law provisions that would require the application and/or reference to the laws of any other jurisdiction.

R.        Counterparts.  This Fifth Amendment may be executed in several counterparts and all so executed counterparts shall constitute one agreement, binding on both Parties, notwithstanding that both Parties may not be signatories to the original or the same counterpart. Counterparts may be exchanged by facsimile or other electronic means, such as PDF, which facsimile  and/or PDF (or electronic means) signatures shall be effective for all purposes and treated in the same manner as physical signatures.  The Party using facsimile and/or PDF (or electronic means) signatures agrees (but not as a condition to the validity of this Fifth Amendment) that it will promptly forward physically signed copies of this Fifth Amendment to the other Party.

IN WITNESS WHEREOF, the Company and the Seller have caused this Fifth Amendment to be executed by their respective duly authorized officers as of the date first above written.

Company:	Hawaii Electric Light Company, Inc.

	By:	/s/ Jay Ignacio
Jay Ignacio
President

	By:	/s/ Tayne S. Y. Sekimura
Tayne S. Y. Sekimura
Financial Vice President

Seller:	Puna Geothermal Venture

	By	ORNI 8 LLC and OrPuna,LLC, as general partners of Puna Geothermal Venture

		By	Ormat Nevada Inc., as sole member of each of ORNI 8 LLC and OrPuna, LLC

			By:	/s/ Connie Stechman
Connie Stechman
Assistant Secretary

Exhibit A to the Fifth Amendment

Appendix D
(Revised February 2011)

APPENDIX D

POWER PURCHASES BY THE COMPANY
(For thirty (30) Megawatts)

A.                                 ENERGY PURCHASES BY THE COMPANY

1.                                    Subject to the other provisions of this Contract, including but not limited to Sections 6 and 7 of this Contract:

a.                                      The Company shall accept and pay for the first twenty-five (25) MW of on-peak Energy and the first twenty-two (22) MW of off-peak Energy generated by the Seller’s Facility and delivered by the Seller to the Company at the higher of: (a) the respective on-peak and off-peak energy rates set forth in Section A.3.a. of this APPENDIX D, or (b) $0.0656/kilowatthour (“kwh”) on-peak or $0.0543/kwh off-peak; provided, however, that the rate of delivery of such Energy under this Section A.l.a shall not exceed twenty-five (25) MW on-peak and twenty-two (22) MW off-peak at any given time.  The energy paid for under this section shall be generated only from the Existing Facility.

b.                                     The Company shall accept and pay for an additional five (5) MW of on-peak Energy (above the twenty-five (25) MW delivered pursuant to Section A.1.a above) generated by the Existing Facility and/or the Expansion Facility and delivered by the Seller to the Company at 11.8 cents a kilowatthour ($0.118/kWh) subject to the escalation provision in Section A.1.e below; provided, however, that the rate of delivery of such Energy under this Section A.1.b shall not exceed five (5) MW at any given time.

c.                                      At the Company’s sole discretion, (i) the Company may accept and pay for up to an additional five (5) MW of off-peak Energy (above the twenty-two (22) MW delivered pursuant to Section A.1.a above) generated by the Existing Facility and/or the Expansion Facility and delivered by the Seller to the Company at 11.8 cents a kilowatthour ($0.118/kWh) subject to the escalation provision in Section A.1.e below; provided, however, that the rate of delivery of such Energy under this Section A.1.c(i) shall not exceed five (5) MW at any given time, and (ii) the Company may accept and pay for up to an additional three (3) MW of off-peak Energy above the twenty-seven (27) MW up to and including thirty (30) MW of off-peak Energy generated by the Existing Facility and/or the

Exhibit A to the Fifth Amendment

Appendix D
(Revised February 2011)

Expansion Facility and delivered by the Seller to the Company at six cents a kilowatthour ($0.06/kWh) subject to the escalation provision in Section A.1.e below; provided, however, that the rate of delivery of such Energy under this Section A.1.c(ii) shall not exceed three (3) MW at any given time.

d.                                     The Company agrees that it will not enter into any new contracts with independent power producers or amend any existing contracts with independent power producers that would obligate the Company to take any more off-peak As-Available Energy than the Company is presently obligated to take under an existing agreement without first agreeing to take an additional five (5) MW of off-peak Energy from the Seller pursuant to Section A.a.c. above. This provision shall not apply to the purchase, either in a new or existing contract with an independent power producer, of any additional amount of off-peak energy required in such contract because of the reasonable minimum operating requirements of an independent power producer.  The Company and the Seller agree that Section A.1.d. means that the Company shall take from the Seller up to an additional five (5) MW of off-peak As-Available Energy (from twenty-two (22) MW to twenty-seven (27) MW) prior to taking any additional As-Available Energy (beyond any As-Available Energy with a curtailment chronological seniority date prior to August 2, 1996, the effective date of the Fourth Amendment) from any as-available independent power producer whose As-Available Purchase Power Agreement has a Non-appealable PUC Approval Order Date later than August 2, 1996 (“Subsequent As-Available Producer”), it being mutually understood that the Company’s obligation to take up to an additional five (5) MW of off-peak As-Available Energy from the Seller arises only upon the facility of a Subsequent As-Available Producer being deemed by the Company to have successfully completed all required acceptance tests and having commenced export of As-Available Energy to the Company electrical system. In the event of a need to curtail As-Available Energy during the off-peak period, the Company shall curtail Subsequent As-Available Producers (except as to any As-Available Energy with a curtailment chronological seniority date prior to August 2, 1996) prior to curtailing the additional five (5) MW of off-peak As-Available Energy from the Seller (provided that such curtailment order does not have an adverse affect on the Company’s System) unless there are other conditions in any agreements between the Company and the independent power producers that would allow the Company to curtail the Seller

Exhibit A to the Fifth Amendment

Appendix D
(Revised February 2011)

sooner. This provision shall not apply to the purchase, either in a new or existing contract with an independent power producer, of any additional amount of off-peak energy required in such contract because of the reasonable minimum operating requirements of an independent power producer.

e.                                      The 11.8 cents a kilowatthour ($0.118/kWh) in Section A.1.b and in Section A.1.c(i) and the six cents a kilowatthour ($0.06/kWh) in Section A.1.c(ii) shall be escalated at a rate of one and one-half percent (1.5%) a year and the payment rates shall be rounded to four decimal places (e.g. $0.0000).  Escalation will begin starting on January 1 of the second full calendar year after the Commercial Operation Date as defined in the New PPA of the Expansion Facility; provided, however, that the escalation rate for the second full calendar year shall be determined by the following formula:

Escalation Rate = 0.015 * [CD/365]

Where “CD” is the number of calendar Days from the Commercial Operation Date as defined in the New PPA of the Expansion Facility through the end of the first complete calendar year.  For example, if the Commercial Operation Date is September 1, 2010, then “CD” will equal the number of days from September 1, 2010 through December 31, 2011.

For Contract Years three (3) through the end of this Contract, the escalation rate shall be 1.5% a year.

2.                                    Energy furnished by the Seller to the Company shall be metered by a time-of-day meter that measures Energy delivery on at least one (1) hour intervals. The Company shall not pay for any Energy that may be delivered by the Seller prior to installation and operation of the Company’s meters. The on-peak hours shall be those between 7:00 a.m. and 9:00 p.m. daily, and the off-peak hours shall be those between 9:00 p.m. on one day and 7:00 a.m. on the following day.

3.                                    Energy Rates

a.                                     The on-peak energy rate for the first twenty-five (25) MW of on-peak Energy and the off-peak energy rate for the first twenty-two (22) MW of off-peak Energy delivered pursuant to Section A.1.a. above shall be one hundred percent (100%) of the

Exhibit A to the Fifth Amendment

Appendix D
(Revised February 2011)

Company’s respective on-peak and off-peak Avoided Energy Costs (including avoided costs of fuel and operation and maintenance) in cents per kilowatthour, calculated in accordance with the provisions of the PUC’s Standards, on file with the PUC and in effect for the month in which such Energy is delivered.

b.                                    The on-peak energy rate for the next five (5) MW of on-peak Energy (above twenty-five (25) MW) delivered pursuant to Section A.l.b. above shall be as set forth in Section A.l.b. above.

c.                                     The off-peak energy rate for the next five (5) MW of off-peak Energy (above twenty-two (22) MW)and the next three (3) MW off-peak Energy (above twenty-seven (27) MW) delivered pursuant to Section A.l.c. above shall be as set forth in Section A.l.c. above.

4.                                    This section intentionally left blank.

5.                                    During each payment period the Seller shall be credited at the rate of $0.002 per kilovarhour for each kilovarhour furnished by the Seller to the Company in excess of .62 x kwh. The kvarh meters shall be adjusted to prevent reversal in the event the power factor is leading.

6.                                    This section intentionally left blank.

7.                                    The Seller shall deliver Energy under Company Dispatch pursuant to a Legally Enforceable Obligation as follows:

a.                                     On-Peak Period. During the fourteen (14) hour period from 7:00 a.m. to 9:00 p.m. each day, the Seller shall be obligated to deliver Energy under the Company’s Dispatch at a rate equal to the Seller’s Firm Capacity Obligation described in Section 3(a) of APPENDIX B of this Contract.

b.                                    Off-Peak Period. During the ten (10) hour period from midnight to 7:00 a.m. and 9:00 p.m. to midnight each day, the Seller shall be obligated to deliver energy under the Company’s Dispatch at a rate not greater than the Seller’s Firm Capacity Obligation described in Section 3(a) of APPENDIX B of this Contract and not less than the Minimum Delivery Guarantee.

Exhibit A to the Fifth Amendment

Appendix D
(Revised February 2011)

B.                                  CAPACITY PURCHASES BY THE COMPANY

1.                                    As compensation for providing the Firm Capacity under Company Dispatch as described in Section 3(a) of APPENDIX B, the Company will pay the Seller a capacity payment, payable monthly in accordance with Article 6 of the New PPA, of one-twelfth (1/12) of the Annual Capacity Payment Rate.

2.                                    The Capacity Payment Rate shall be:

a.                                     $4,000,000 per year for the first twenty-five (25) MW of firm capacity under Company Dispatch as described in Section 3 of APPENDIX B beginning on June 26, 1993; and subject to the sanction provision of Section D.1. of APPENDIX D; and

b.                                    $504,750 per year for the next five (5) MW of firm capacity under Company Dispatch above the first twenty-five (25) MW of firm capacity in Subsection B.2.a. as described in Section 3 of APPENDIX B beginning on the date of the fulfillment of the conditions precedent set forth in Sections V.A. and V.B. of the Fourth Amendment; provided that the Seller has satisfied the Acceptance Test requirement of Section I.B. of the Fourth Amendment; and subject to the sanction provision of Section D.1. of APPENDIX D. If the first year of operation for the additional five (5) MW of firm capacity is a partial calendar year then the amount of the Capacity Payment ($504,750) shall be prorated on a daily basis ($1,380 per day) from the date of the fulfillment of the conditions precedent set forth in Sections V.A. and V.B. of the Fourth Amendment through December 31 of that year (the 1996 capacity payment rate is $1,380/day).

3.                                    The Company shall not be required to pay any additional capacity payment for any additional power supplied by the Seller, either at the Company’s or the Seller’s request.

4.                                    A failure by the Seller to provide the required Firm Capacity to the Company shall result in the reduction in the capacity payment due to the Seller from the Company in accordance with Section D of APPENDIX D of this Contract. The Company shall not have any obligation to pay capacity payments to the Seller for periods in excess of twenty-four hours in which the Seller is

Exhibit A to the Fifth Amendment

Appendix D
(Revised February 2011)

unable to fulfill its obligations under the Contract, including but not limited to (i) circumstances which are subject to Section 15 of this Contract relating to Force Majeure without fault, or (ii) for periods in which the Seller does not fulfill its obligations under Section 3 of APPENDIX B of this Contract due to the Seller’s “default,” as such term is defined in APPENDIX E of this Contract.

5.                                    If the Seller does not satisfy its firm capacity obligations as described in Section 3 of APPENDIX B and Section C of this APPENDIX D of this Contract, it shall pay sanctions as described in Section D of this APPENDIX D.

C.                                 PERFORMANCE STANDARDS

1.                                    The Seller acknowledges and agrees that the Seller’s Facility is expected to meet the following minimum standards for satisfactory day-to-day performance during each contract year: (i) an On-peak Availability (excluding the two annual two-week maintenance periods and downtime due to a catastrophic equipment failure) of ninety-five percent (95%) or better; (ii) not more than six (6) Plant Trips per year; and (iii) a forced outage rate of five percent (5%) or less.

2.                                    The “On-peak Availability” of the Existing Facility (in percent) is to be computed by adding the total on-peak Energy under Company’s Dispatch subject to a Legally Enforceable Obligation available from the Existing Facility during the contract year, and dividing by the product of 4,718 on-peak hours per forty-eight (48) week year (4,732 for leap years) times the Firm Capacity Obligation (prorated on a daily basis, if necessary) and multiplying the total by one-hundred percent (100%).

3.                                    “Catastrophic Equipment Failure” means a sudden, unexpected failure of a major piece of equipment which (i) substantially reduces or eliminates the capability of the Existing Facility to produce power, (ii) is beyond the reasonable control of the Seller and could not have been prevented by the exercise of due diligence by the Seller, and (iii) despite the exercise of all reasonable efforts, requires more than sixty (60) days to repair.

4.                                    “Plant Trip” means the sudden and immediate removal of the Existing Facility from service as a result of an immediate mechanical/electrical/hydraulic control system trip or operator initiated trip/shutdown which requires the Company to take immediate steps to place an unscheduled generator on line to make up for the loss of output of the Existing Facility; provided, however, that a Plant Trip

Exhibit A to the Fifth Amendment

Appendix D
(Revised February 2011)

shall not include: (i) any such removal which occurs within forty-eight (48) hours of the time at which the Existing Facility is restarted following an outage; (ii) trips caused or initiated by the Company; or (iii) trips occurring during periods when the Seller has continued to furnish capacity to the Company at the request of the Company’s Production Manager after the Seller has notified the Company’s Production Manager that the Existing Facility is likely to trip.

5.                                    The “Forced Outage Rate” of the Existing Facility during a contract year is to be computed by totaling the average megawatts unavailable for service due to forced outages or deratings on an hourly basis, multiplying the total by 100, and dividing by the product of 8,760 hours per year times the weighted average of the Seller’s firm capacity obligation (prorated on a daily basis, if necessary).

D.                                 SANCTIONS

1.                                    The capacity payment is to be made on the basis of the full availability of the Seller’s Firm Capacity Obligation. When the Seller’s full Firm Capacity Obligation is not available, the Seller shall pay the Company $0.0214 per on-peak hour for each kilowatt of deficiency based on annual capacity payments of $504,750 and 4,718 on-peak hours in a year for the first five (5) MW of deficiency and the Seller shall pay the Company $0.0339 per on-peak hour for each kilowatt of deficiency in excess of five (5) MW of deficiency based on annual capacity payments of $4 million and 4,718 on-peak hours in a year.

2.                                    For each contract year in which the On-peak Availability of the Existing Facility is less than ninety-five (95) percent, unless the shortfall is due to a catastrophic equipment failure, the Seller shall pay $7,992 to the Company for each full percentage point of the shortfall less than ninety-five (95) percent to and including eighty (80) percent, and the Seller will pay $11,875 to the Company for each full percentage point of the shortfall less than eighty (80) percent.

3.                                    For each Plant Trip in excess of six (6) per contract year, the Seller shall pay $10,000 to the Company.

4.                                    The Company shall have the right to offset any payment due from the Seller under this Section against any payments due to the Seller.

5.                                    This Section intentionally left blank.

Exhibit A to the Fifth Amendment

Appendix D
(Revised February 2011)

6.                                    Each Party may exercise whatever legal or equitable remedies may be available to enforce the obligations of this Contract in the event of a default by the other Party.

E.                                   FACILITIES USED TO PROVIDE ENERGY AND CAPACITY

Provided that the New PPA is in effect and has not been terminated and/or the Seller is not in default under the New PPA, the Seller may use the Expansion Facility to partially supplement, from time to time, some of the Seller’s obligations to provide energy and capacity under this Contract from the Expansion Facility.  Notwithstanding anything to the contrary in this Contract, the energy and capacity payments paid herein shall be limited to the extent the Existing Facility and Expansion Facility producing such energy do not conform to the following parameters:

1.                           The first (1st) twenty-five (25) MW on-peak block and first (1st) twenty-two (22) MW off-peak block of energy shall be provided from the Existing Facility under this Contract.  In no event shall the energy from the Expansion Facility be paid for under the energy rates for this block of energy in this Contract.  To the extent that the first (1st) twenty-five (25) MW on-peak block and first (1st) twenty-two (22) MW off-peak block of energy is not available from the Existing Facility, any obligation of the Company to take energy under the first (1st) twenty-five (25) MW on-peak block and first (1st) twenty-two (22) MW off-peak block shall be reduced accordingly.

2.                           The twenty-five to thirty (25-30) MW on-peak block of energy and the twenty-two to twenty-seven (22-27) MW off-peak block of energy may be provided by the Existing Facility and/or the Expansion Facility.  Delivery of such energy shall be paid for as provided under this Contract.

3.                           The off-peak energy above twenty-seven (27) MW and on-peak energy above thirty (30) MW will be paid for as set forth in the New PPA.

4.                           Example - If the Seller provides twenty-one (21) MW from its Existing Facility and eight (8) MW from its Expansion Facility on-peak (total of twenty-nine (29) MW), then the Energy payments would be calculated as follows:

a.                  twenty-one (21) MW would be priced at the first (1st) twenty-five (25) MW block (based on avoided cost and minimum rate),

b.                 five (5) MW would be priced at the twenty-five to thirty (25-30) MW block (11.8 cents/kWh, escalated), and

Exhibit A to the Fifth Amendment

Appendix D
(Revised February 2011)

c.                  three (3) MW would be priced at the thirty to thirty-eight (30-38) MW block under the New PPA.

5.                           Capacity payments from the first thirty (30) MW from the Facility will be paid as provided in this Contract.  Any Firm Capacity provided above thirty (30) MW will be paid as provided in the New PPA.

Exhibit B to the Fifth Amendment

Appendix F
(Revised February 2011)

APPENDIX F

DEFINITIONS

1.         Allowed Capacity:  The maximum Capacity agreed upon between the Company and the Seller that may be delivered to the Company at any one time by the Seller, unless the Company requests otherwise, which shall be thirty megawatts (30 MW).

2.         As-Available Energy:  Energy provided to the Company on an unscheduled basis as it becomes available, rather than at prearranged times and in prearranged amounts, and which is not subject to a Legally Enforceable Obligation.

3.         Avoided Energy Costs:  The energy costs that the Company avoids by purchasing Energy from the Seller, as defined in and calculated in accordance with the PUC’s Standards.

4.         Capacity:  Electric power expressed in kilowatts or megawatts.

5.         Company’s Dispatch:  The Company’s sole and absolute right to control, from moment to moment, through supervisory equipment, or otherwise, and in accordance with good engineering practice in the electric utility industry, the rate of delivery of Energy offered by the Seller to the Company.

6.         Company’s Fuel Adjustment Clause:  The provision in the Company’s rate schedules that allows the Company to pass through to its customers the Company’s costs of fuel and purchased power.

7.         Company’s System:  The electric system owned and operated by the Company on the Island of Hawaii consisting of power plants, transmission and distribution lines, and related equipment for the production and delivery of electric power to the public.

8.         Company’s System Load Dispatcher:  The authorized representative of the Company who is responsible for carrying out the Company’s Dispatch.

9.         Commercial Operation:  For the first twenty-five (25) megawatts of Capacity, Commercial Operation is the date (June 26, 1993) on which the Seller’s Facility was deemed by the Seller to be capable of reliable delivery of firm capacity.  For the additional five (5) megawatts of capacity delivered under the Fourth Amendment, Commercial Operation is the date on which the Seller’s Facility is deemed by the Seller to be capable of reliable delivery of an additional five (5) megawatts of firm capacity after the successful completion of the 100 hour Acceptance Test as stated in the Fourth Amendment.

10.       Energy:  Electric power expressed in kilowatthours.

11.       Energy Cost Adjustment Clause:  Same as the Company’s Fuel Adjustment Clause.

Exhibit B to the Fifth Amendment

Appendix F
(Revised February 2011)

12.       Existing Facility:  Same meaning as the Seller’s Facility.

13.       Expansion Facility:  All real estate, fixtures and property owned, controlled, operated or managed by the Seller in connection with, or to facilitate, the production, generation, transmission, delivery or furnishing of electricity by the Seller to the Company and required to interconnect with the Company’s System over and above the Seller’s Facility including, without limitation, two (2) eight (8) MW Ormat Energy Converter units with a gross megawatt output (normal operations) of thirteen (13) MW (the nameplate rating of the two new units is sixteen (16) MW total, while the nominal gross output is thirteen (13) MW total) to produce an additional eight (8) MW of energy above the thirty (30) MW required from the Existing Facility; except the Seller’s geothermal wellfield, pipelines, and other equipment located upstream from the Seller’s power plant.

14.       Facility:  Existing Facility and Expansion Facility.

15.       Firm Capacity:  Thirty megawatts (30 MW) of reliable electrical Capacity and 18,600 kvar of reactive which the Seller has agreed to make available to HELCO from the Seller’s Facility at the Point of Interconnection under the Company’s Dispatch.

16.       Firm Capacity Obligation:  The Seller’s Legally Enforceable Obligation to provide Firm Capacity as described in Section 3(a) of APPENDIX B of this Contract.

17.       Fourth Amendment:  That certain PERFORMANCE AGREEMENT AND FOURTH AMENDMENT TO THE PURCHASE POWER CONTRACT DATED MARCH 24, 1986 AS AMENDED dated February 12, 1996, by and between Hawaii Electric Light Company, Inc. and Puna Geothermal Venture.

18.       Fifth Amendment:  That certain FIFTH AMENDMENT TO THE PURCHASE POWER CONTRACT FOR UNSCHEDULED ENERGY MADE AVAILABLE FROM A QUALIFYING FACILITY DATED MARCH 24, 1986 AS AMENDED, by and between Hawaii Electric Light Company, Inc. and Puna Geothermal Venture.

19.       Interconnection Facilities:  The equipment and devices required to permit the Seller’s power plant to operate in parallel with and deliver electric power to the Company’s System, such as, but not limited to, transmission lines, transformers, switches, and circuit breakers.

20.       Legally Enforceable Obligation:  A binding commitment to supply Energy or Capacity at prearranged times and in prearranged amounts under the Company’s Dispatch, with sanctions for noncompliance.

21.       New PPA:  A new purchase power agreement for the additional eight (8) megawatts of firm capacity and energy produced by the Expansion Facility entered into by the Parties immediately after the Fifth Amendment.

Exhibit B to the Fifth Amendment

Appendix F
(Revised February 2011)

22.       Operational Date:  The date(s) on which the respective generating units of the Seller’s Facility and Expansion Facility, as the case may be, are projected for planning purposes to begin parallel operation with the Company’s System.

23.       Point of Interconnection:  The point of delivery of Energy and/or Capacity supplied by the Seller to the Company where the Seller’s Facility interconnects with the Company’s System.

24.       PUC’s Standards: Standards for Small Power Production and Cogeneration in the State of Hawaii, issued by the Hawaii Public Utilities Commission, Chapter 74 of Title 6, Hawaii Administrative Rules, currently in effect and as may be amended from time to time.

25.       Seller’s Facility:  All real estate, fixtures and property owned, controlled, operated or managed by the Seller in connection with, or to facilitate, the production, generation, transmission, delivery or furnishing of up to thirty (30) MW of electricity by the Seller to the Company and required to interconnect with the Company’s System, except the Seller’s geothermal wellfield, pipelines, and other equipment located upstream from the Seller’s power plant.